EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							24-005

Date: February 26, 2024	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Fourth Quarter and Full Year 2023 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss of $28.3 million, or $(0.19) per diluted share, for the fourth quarter 2023 compared to net income of $15.6 million, or $0.10 per diluted share, for the third quarter 2023 and net income of $2.7 million, or $0.02 per diluted share, for the fourth quarter 2022.  Net loss in the fourth quarter 2023 includes a net pre-tax loss of approximately $37.3 million, or $(0.25) per diluted share, related to the repurchase of $159.8 million principal amount of our Convertible Senior Notes due 2026 (“2026 Notes”).  Helix reported adjusted EBITDA1 of $70.6 million for the fourth quarter 2023 compared to $96.4 million for the third quarter 2023 and $49.2 million for the fourth quarter 2022.

For the full year 2023, Helix reported a net loss of $10.8 million, or $(0.07) per diluted share, compared to a net loss of $87.8 million, or $(0.58) per diluted share, for the full year 2022.  Net loss in 2023 includes pre-tax losses of approximately $37.3 million, or $(0.25) per diluted share, related to the repurchase of $159.8 million principal amount of our 2026 Notes and $42.2 million, or $(0.28) per diluted share, related to the change in the value of the Alliance earnout during the year.  Adjusted EBITDA for the full year 2023 was $273.4 million compared to $121.0 million for the full year 2022.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	12/31/2023	12/31/2022	9/30/2023	12/31/2023	12/31/2022
Revenues	$335,157	$287,816	$395,670	$1,289,728	$873,100
Gross Profit	$49,278	$31,364	$80,545	$200,356	$50,616
	15%	11%	20%	16%	6%
Net Income (Loss)	$(28,333)	$2,709	$15,560	$(10,838)	$(87,784)
Basic Earnings (Loss) Per Share	$(0.19)	$0.02	$0.10	$(0.07)	$(0.58)
Diluted Earnings (Loss) Per Share	$(0.19)	$0.02	$0.10	$(0.07)	$(0.58)
Adjusted EBITDA[1]	$70,632	$49,169	$96,385	$273,403	$121,022
Cash and Cash Equivalents[2]	$332,191	$186,604	$168,370	$332,191	$186,604
Net Debt[1,3]	$29,531	$74,964	$58,887	$29,531	$74,964
Cash Flows from Operating Activities	$94,737	$49,712	$31,611	$152,457	$51,108
Free Cash Flow[1]	$91,878	$21,198	$23,366	$133,798	$17,604

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below
[2] Excludes restricted cash of $2.5 million as of 12/31/22

[3] Net Debt is calculated using U.S. GAAP carrying values for long-term debt. Helix has issued a redemption notice for the remaining 2026 Notes, and investors may elect to convert their notes. Helix will settle all redemptions and conversions in cash at amounts that we expect will exceed the 2026 Notes’ current carrying values.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “We finished the year strong, and our fourth quarter 2023 reflects our highest fourth quarter EBITDA since 2013 as our Well Intervention business operated with high utilization, offsetting much of the seasonal slowdown in our Robotics and Shallow Water Abandonment segments.  Our 2023 full-year results mark our second consecutive year of meaningful revenue and EBITDA growth, and we achieved our highest annual EBITDA since 2014, with significant improvements in Well Intervention and ongoing strong contributions from Robotics and Shallow Water Abandonment.  During 2023, we initiated important transformations to our capital structure, issuing $300 million in senior notes and taking out most of our 2026 convertible notes with the remainder expected to be redeemed during the first quarter 2024.  This transformation, when complete, returns us to a simpler capital structure, eliminates the potential dilution overhang of over 28 million shares, and pushes our major long-term debt maturities out to 2029.  2024 will not be without its challenges, but we believe we are well-positioned to capitalize on this strong market and to continue executing our strategy into the future.”

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Year Ended
	12/31/2023	12/31/2022	9/30/2023	12/31/2023	12/31/2022
Revenues:
Well Intervention	$210,735	$167,658	$225,367	$732,761	$524,241
Robotics	62,957	48,538	75,646	257,875	191,921
Shallow Water Abandonment[1]	61,995	57,409	87,272	274,954	124,810
Production Facilities	19,383	27,895	24,469	87,885	82,315
Intercompany Eliminations	(19,913)	(13,684)	(17,084)	(63,747)	(50,187)
Total	$335,157	$287,816	$395,670	$1,289,728	$873,100

Income (Loss) from Operations:
Well Intervention	$21,041	$2,554	$16,120	$32,398	$(53,056)
Robotics	9,224	7,127	20,665	52,450	29,981
Shallow Water Abandonment[1]	12,032	5,864	27,624	66,240	22,184
Production Facilities	(985)	9,237	8,886	20,832	27,201
Change in Fair Value of Contingent Consideration	(10,927)	(13,390)	(16,499)	(42,246)	(16,054)
Corporate / Other / Eliminations	(15,005)	(16,520)	(20,568)	(66,164)	(55,111)
Total	$15,380	$(5,128)	$36,228	$63,510	$(44,855)

1 Shallow Water Abandonment includes the results of Helix Alliance beginning July 1, 2022, the date of acquisition

Fourth Quarter Results

Segment Results

Well Intervention

Well Intervention revenues decreased $14.6 million, or 6%, during the fourth quarter 2023 compared to the prior quarter primarily due to lower revenues on the Q7000 and seasonally lower rates on the North Sea vessels, offset in part by higher utilization and rates in the Gulf of Mexico.  Revenues decreased on the Q7000 during the fourth quarter as the vessel had lower operating efficiency and began transiting and mobilizing for its Australia campaign in November following the New Zealand campaign, which had commenced during the second quarter.  Gulf of Mexico revenues during the fourth quarter benefitted from higher rates on the Q5000 and higher utilization on the Q4000 following an extended docking that was completed during the prior quarter.  Overall Well Intervention vessel utilization increased to 95% during the fourth quarter 2023 compared to 92% during the prior quarter.  Well Intervention operating income increased $4.9 million during the fourth quarter 2023 compared to the prior quarter.  The increase in operating income during the fourth quarter, despite a reduction in revenue, was primarily due to our mix of contracting, with higher incremental margins in the Gulf of Mexico, offset in part by reductions in the North Sea and higher costs on the Q7000 during the quarter.

Well Intervention revenues increased $43.1 million, or 26%, during the fourth quarter 2023 compared to the fourth quarter 2022.  The increase was primarily due to higher rates in the Gulf of Mexico, Brazil and the North Sea, offset in part by lower revenues on the Q7000.  During the fourth quarter 2023, revenues in the Gulf of Mexico benefitted from improving rates, Brazil revenues increased as both Siem Helix vessels commenced long-term contracts with improved day rates at the end of 2022 and North Sea revenues improved with a stronger British pound compared to the fourth quarter 2022.  Revenues on the Q7000 decreased during the fourth quarter 2023 compared to the fourth quarter 2022 as the vessel had lower operating efficiency and began transiting and mobilizing for its Australia campaign in November.  Overall Well Intervention vessel utilization decreased slightly to 95% during the fourth quarter 2023 compared to 97% during the fourth quarter 2022.  Well Intervention operating income increased $18.5 million during the fourth quarter 2023 compared to the fourth quarter 2022 primarily due to higher revenues, offset in part by higher costs on the Q7000 during 2023.

Robotics

Robotics revenues decreased $12.7 million, or 17%, during the fourth quarter 2023 compared to the prior quarter.  The decrease in revenues was due to seasonally lower rates and lower vessel and trenching days during the fourth quarter 2023 compared to the prior quarter.  Chartered vessel activity decreased to 463 days during the fourth quarter 2023 compared to 506 days during the third quarter 2023, and vessel utilization was 97% during both the fourth and third quarters 2023.  Vessel days included 92 spot vessel days during both the fourth and third quarters 2023 performing renewables trenching operations offshore Taiwan.  ROV and trencher utilization increased slightly to 68% during the fourth quarter 2023 compared to 67% during the prior quarter.  Integrated vessel trenching days decreased to 271 days during the fourth quarter 2023 compared to 276 days during the prior quarter.  Robotics operating income decreased $11.4 million during the fourth quarter 2023 compared to the prior quarter due to lower revenues.

Robotics revenues increased $14.4 million, or 30%, during the fourth quarter 2023 compared to the fourth quarter 2022 due to higher chartered vessel, ROV and trenching activities and rates during the current year.  Chartered vessel days increased to 463 days during the fourth quarter 2023 compared to 332 days during the fourth quarter 2022.  Vessel days included 92 spot vessel days during the fourth quarter 2023 compared to 68 spot vessel days during the fourth quarter 2022.  Chartered vessel utilization increased slightly to 97% during the fourth quarter 2023 compared to 96% during the fourth quarter 2022.  ROV and trencher utilization increased to 68% during the fourth quarter 2023 compared to 58% during the fourth quarter 2022, and the fourth quarter 2023 included 271 days of integrated vessel trenching compared to 160 days during the fourth quarter 2022.  Robotics operating income increased $2.1 million during the fourth quarter 2023 compared to the fourth quarter 2022 primarily due to higher revenues, offset in part by weather-related losses on a fixed-price trenching contract in the North Sea during the fourth quarter 2023.

Shallow Water Abandonment

Shallow Water Abandonment revenues decreased $25.3 million, or 29%, during the fourth quarter 2023 compared to the previous quarter.  The decrease in revenues reflected seasonally lower utilization levels across all asset classes.  Overall vessel utilization was 72% during the fourth quarter 2023 compared to 89% during the prior quarter.  Plug and Abandonment and Coiled Tubing systems achieved 1,386 days of utilization, or 58%, during the fourth quarter 2023 compared to 1,531 days of utilization, or 74%, during the prior quarter.  Utilization rates in the third and fourth quarters included five P&A systems following their acquisition in September 2023.  The Epic Hedron heavy lift barge utilization declined to 70 days, or 76%, during the fourth quarter 2023 compared to being fully utilized during the prior quarter.  Shallow Water Abandonment operating income decreased $15.6 million during the fourth quarter 2023 compared to the prior quarter primarily due to lower revenue during the fourth quarter.

Shallow Water Abandonment revenues increased $4.6 million, or 8%, during the fourth quarter 2023 compared to the fourth quarter 2022.   The increase in revenues reflected higher vessel and system utilization during the fourth quarter 2023 compared to the fourth quarter 2022.  Overall vessel utilization was 72% during the fourth quarter 2023 compared to 70% during the fourth quarter 2022.  Plug and Abandonment and Coiled Tubing systems achieved 1,386 days of utilization, or 58% on 26 systems, during the fourth quarter 2023 compared to 1,247 days of utilization, or 65% on 21 systems, during the fourth quarter 2022.  The Epic Hedron heavy lift barge had 70 days of utilization during the fourth quarter 2023 compared to being idle during the fourth quarter 2022.  Fourth quarter 2023 performance benefitted from our full-field decommissioning contract that commenced during the third quarter 2023.  Shallow Water Abandonment operating income increased $6.2 million during the fourth quarter 2023 compared to the fourth quarter 2022 primarily due to higher revenue and lower costs during the fourth quarter 2023.

Production Facilities

Production Facilities revenues decreased $5.1 million, or 21%, during the fourth quarter 2023 compared to the prior quarter primarily due to lower oil and gas production due to the Thunder Hawk wells being shut-in during the entire fourth quarter.  Production Facilities incurred operating losses of $1.0 million during the fourth quarter 2023 compared to operating income of $8.9 million during the previous quarter primarily due to lower revenues and the incurrence of well workover costs related to the Thunder Hawk wells during the fourth quarter 2023.

Production Facilities revenues decreased $8.5 million, or 31%, during the fourth quarter 2023 compared to the fourth quarter 2022 primarily due to lower oil and gas production due to the Thunder Hawk wells being shut-in during the entire fourth quarter 2023.  Production Facilities incurred operating losses of $1.0 million during the fourth quarter 2023 compared to operating income of $9.2 million during the fourth quarter 2022 primarily due to lower revenues and the incurrence of well workover costs related to the Thunder Hawk wells during the fourth quarter 2023.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $23.0 million, or 6.9% of revenue, during the fourth quarter 2023 compared to $27.8 million, or 7.0% of revenue, during the prior quarter.  The decrease during the fourth quarter 2023 was primarily due to lower recognized compensation costs compared to the prior quarter.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration related to our acquisition of Alliance was $10.9 million during the fourth quarter 2023 and reflects an increase in the fair value of the earn-out payable in cash in April 2024.

Debt Extinguishment Loss

The debt extinguishment loss of $37.3 million primarily relates to the repurchase of $159.8 million principal amount of our 2026 Notes during the fourth quarter 2023 and primarily represents the inducement cost of the repurchases above the 2026 Notes’ conversion value.

Other Income and Expenses

Other income, net was $7.0 million during the fourth quarter 2023 compared to $8.3 million of other expense, net during the prior quarter.  Other income, net during the fourth quarter 2023 primarily includes foreign currency gains related to the approximate 4% appreciation of the British pound on U.S. dollar denominated intercompany debt in our U.K. entities, offset in part by losses on conversion of our Nigerian naira into dollars during the fourth quarter 2023.

Cash Flows

Operating cash flows were $94.7 million during the fourth quarter 2023 compared to $31.6 million during the prior quarter and $49.7 million during the fourth quarter 2022.  Operating cash flows during the fourth quarter 2023 benefited from strong working capital inflows and lower capital spending, offset in part by lower operating income compared to the prior quarter.  Operating cash flows increased during the fourth quarter 2023 compared to the fourth quarter 2022 due to higher operating income, higher working capital inflows and lower regulatory certification costs.  Regulatory certifications for our vessels and systems, which are included in operating cash flows, were $3.3 million during the fourth quarter 2023 compared to $17.9 million during the prior quarter and $4.8 million during the fourth quarter 2022.

Capital expenditures, which are included in investing cash flows, totaled $3.4 million during the fourth quarter 2023 compared to $8.2 million during the prior quarter and $28.5 million during the fourth quarter 2022.  Capital expenditures during the fourth quarter 2022 included our acquisition of three trenchers and our interest in two subsea intervention riser systems.

Free Cash Flow was $91.9 million during the fourth quarter 2023 compared to $23.4 million during the prior quarter and $21.2 million during the fourth quarter 2022.  The increase in Free Cash Flow in the fourth quarter 2023 was due to higher operating cash flows and lower capital expenditures compared to the prior quarter and the fourth quarter 2022.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Full Year Results

Segment Results

Well Intervention

Well Intervention revenues increased $208.5 million, or 40%, in 2023 compared to 2022.  The increase was primarily driven by higher vessel utilization and rates in the North Sea and Brazil and higher rates in the Gulf of Mexico.  Revenues in Brazil benefitted from the Siem Helix 1 and Siem Helix 2 working a full year on their long-term contracts on improved rates compared to 2022, and the North Sea and Gulf of Mexico have both benefitted from improved spot rates in 2023 compared to 2022.  The North Sea also benefitted from strong winter utilization in 2023 compared to the prior year.  Revenues on the Q7000 were also higher, despite the vessel incurring a higher number of transit and docking days in 2023 compared to 2022, as the vessel’s operations in New Zealand were on an integrated project with higher project revenues and costs.  The improvement in rates was offset in part by lower utilization in the Gulf of Mexico due to a higher number of regulatory docking days during 2023 compared to 2022.  Overall Well Intervention vessel utilization increased to 88% during 2023 compared to 80% in 2022.  Well Intervention generated operating income of $32.4 million during 2023 compared to operating losses of $53.1 million during 2022.  The increase in operating results was due primarily to higher revenues in 2023.

Robotics

Robotics revenues increased $66.0 million, or 34%, in 2023 compared to 2022.  The increase was due to higher vessel, trenching and ROV utilization and rates in 2023.  Chartered vessel days increased to 1,699 days, which included 310 spot vessel days, in 2023 compared to 1,401 days, which included 420 spot vessel days, in 2022.  Vessel trenching days increased to 807 days in 2023 compared to 483 days in 2022.  Overall ROV and trencher utilization increased to 62% in 2023 compared to 53% in 2022.  Robotics operating income increased $22.5 million in 2023 compared to 2022.  The increase in operating income was primarily due to higher revenues during 2023.

Shallow Water Abandonment

Shallow Water Abandonment generated revenues of $275.0 million during 2023 compared to $124.8 million during 2022 following the Alliance acquisition on July 1, 2022.  Revenues increased year over year on an annualized basis with higher utilization and rates on our systems and vessels in 2023.  Plug and Abandonment and Coiled Tubing systems achieved 5,748 days of utilization, or 70%, during 2023 compared to 2,324 days, or 62%, during 2022.  Overall vessel utilization in 2023 was relatively flat at 74%, compared to 73% during 2022; however, vessel utilization in 2023 included 247 days on the Epic Hedron compared to only 38 days during 2022.  Shallow Water Abandonment generated operating income of $66.2 million during 2023 compared to $22.2 million during 2022 following the Alliance acquisition on July 1, 2022, primarily due to higher revenue in 2023.

Production Facilities

Production Facilities revenues increased $5.6 million, or 7%, during 2023 compared to 2022. The increase was due to higher oil and gas production volumes, offset in part by lower oil and gas prices during 2023.  Production Facilities operating income decreased $6.4 million during 2023 primarily due to higher well maintenance costs related to the Thunder Hawk wells, offset in part by increases in revenues compared to 2022.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $94.4 million, or 7.3% of revenue, in 2023 compared to $76.8 million, or 8.8% of revenue, in 2022. The increase in expense was primarily due to a full year of general and administrative expenses related to Helix Alliance as well as an increase in employee incentive and share-based compensation costs in 2023.

Net Interest Expense

Net interest expense decreased to $17.3 million in 2022 compared to $19.0 million in 2022.  The decrease was due to higher interest income on our invested cash reserves and the maturity of the remaining $30 million of our Convertible Senior Notes due 2023 during the third quarter, offset in part by interest expense on our $300 million Senior Notes due 2029 (the “2029 Notes”) issued during the fourth quarter 2023.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration related to our acquisition of Alliance was $42.2 million during 2023 and reflects an increase in the fair value of the earn-out payable in cash in April 2024.

Debt Extinguishment Loss

The debt extinguishment loss of $37.3 million primarily relates to the repurchase of $159.8 million principal amount of the 2026 Notes during the fourth quarter 2023 and primarily represents the inducement cost of the repurchases above the 2026 Notes’ conversion value.

Other Income and Expenses

Other expense, net was $3.6 million in 2023 compared to $23.3 million in 2022.  The change was primarily due to lower foreign currency losses due to a strengthening of the British pound in 2023 compared to 2022, offset in part by losses associated with the devaluation of our Nigerian naira holdings during 2023.

Cash Flows

Helix generated operating cash flows of $152.5 million in 2023 compared to $51.1 million in 2022.  The increase in operating cash flows in 2023 was due primarily to higher operating income in 2023, offset in part by higher regulatory certification costs and working capital outflows in 2023 compared to 2022.  Regulatory certification costs, which are considered part of Helix’s capital spending program but are classified in operating cash flows, were $62.5 million in 2023 compared to $35.1 million in 2022.

Capital expenditures decreased to $19.6 million in 2023 compared to $33.5 million in 2022.  Capital expenditures during 2022 included the acquisition of three subsea trenchers and our interest in two subsea intervention systems.

Free Cash Flow was $133.8 million in 2023 compared to $17.6 million in 2022.  The increase was due to higher operating cash flows and lower capital expenditures in 2023 compared to 2022.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Share Repurchases

2023 share repurchases totaled approximately 1.6 million shares for approximately $12.0 million, an average purchase price of $7.57 per share.

Financial Condition and Liquidity

During the fourth quarter 2023, Helix issued the 2029 Notes receiving proceeds, net of discounts and issuance costs, of $291.1 million and used a portion of the proceeds to purchase approximately $159.8 million principal amount of the 2026 Notes for approximately $229.7 million in cash and 1.5 million shares of Helix common stock.  Helix also settled a proportionate amount of the capped calls that were hedging the 2026 Notes and received approximately $15.6 million.

Cash and cash equivalents were $332.2 million on December 31, 2023.  Available capacity under our ABL facility on December 31, 2023, was $99.3 million, resulting in total liquidity of $431.5 million.  Consolidated long-term debt increased to $361.7 million on December 31, 2023, from $227.3 million on September 30, 2023.  Consolidated Net Debt on December 31, 2023, was $29.5 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its fourth quarter and full year 2023 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference, scheduled for Tuesday, February 27, 2024, at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-952-1718 for participants in the United States and 1-212-231-2900 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and full field decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, gains and losses on equity investments, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude gains or losses on disposition of assets, acquisition and integration costs, gains or losses on extinguishment of long-term debt, the change in fair value of contingent consideration, and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition and the earn-out payable in connection therewith and any subsequently identified legacy issues with respect thereto; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; future economic conditions or performance; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(in thousands, except per share data)	2023	2022	2023	2022

	(unaudited)		(unaudited)

Net revenues	$335,157	$287,816	$1,289,728	$873,100
Cost of sales	285,879	256,452	1,089,372	822,484
Gross profit	49,278	31,364	200,356	50,616
Gain on disposition of assets, net	—	—	367	—
Acquisition and integration costs	—	(315)	(540)	(2,664)
Change in fair value of contingent consideration	(10,927)	(13,390)	(42,246)	(16,054)
Selling, general and administrative expenses	(22,971)	(22,787)	(94,427)	(76,753)
Income (loss) from operations	15,380	(5,128)	63,510	(44,855)
Equity in earnings of investment	—	—	—	8,262
Net interest expense	(4,771)	(4,333)	(17,338)	(18,950)
Loss on extinguishment of long-term debt	(37,277)	—	(37,277)	—
Other income (expense), net	6,963	14,293	(3,590)	(23,330)
Royalty income and other	93	406	2,209	3,692
Income (loss) before income taxes	(19,612)	5,238	7,514	(75,181)
Income tax provision	8,721	2,529	18,352	12,603
Net income (loss)	$(28,333)	$2,709	$(10,838)	$(87,784)

Earnings (loss) per share of common stock:
Basic	$(0.19)	$0.02	$(0.07)	$(0.58)
Diluted	$(0.19)	$0.02	$(0.07)	$(0.58)

Weighted average common shares outstanding:
Basic	150,580	151,425	150,917	151,276
Diluted	150,580	151,425	150,917	151,276

Comparative Condensed Consolidated Balance Sheets

	Dec. 31, 2023	Dec. 31, 2022
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$332,191	$186,604
Restricted cash	—	2,507
Accounts receivable, net	280,427	212,779
Other current assets	85,223	58,699
Total Current Assets	697,841	460,589

Property and equipment, net	1,572,849	1,641,615
Operating lease right-of-use assets	169,233	197,849
Deferred recertification and dry dock costs, net	71,290	38,778
Other assets, net	44,823	50,507
Total Assets	$2,556,036	$2,389,338

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$134,552	$135,267
Accrued liabilities	203,112	73,574
Current maturities of long-term debt	48,292	38,200
Current operating lease liabilities	62,662	50,914
Total Current Liabilities	448,618	297,955

Long-term debt	313,430	225,875
Operating lease liabilities	116,185	154,686
Deferred tax liabilities	110,555	98,883
Other non-current liabilities	66,248	95,230
Shareholders' equity	1,501,000	1,516,709
Total Liabilities and Equity	$2,556,036	$2,389,338

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Year Ended
(in thousands, unaudited)	12/31/2023	12/31/2022	9/30/2023	12/31/2023	12/31/2022

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(28,333)	$2,709	$15,560	$(10,838)	$(87,784)
Adjustments:
Income tax provision	8,721	2,529	8,337	18,352	12,603
Net interest expense	4,771	4,333	4,152	17,338	18,950
Other (income) expense, net	(6,963)	(14,293)	8,257	3,590	23,330
Depreciation and amortization	44,103	40,096	43,249	164,116	142,686
Gain on equity investment	—	—	—	—	(8,262)
EBITDA	22,299	35,374	79,555	192,558	101,523
Adjustments:
Gain on disposition of assets, net	—	—	—	(367)	—
Acquisition and integration costs	—	315	—	540	2,664
Change in fair value of contingent consideration	10,927	13,390	16,499	42,246	16,054
General provision for current expected credit losses	129	90	331	1,149	781
Loss on extinguishment of long-term debt	37,277	—	—	37,277	—
Adjusted EBITDA	$70,632	$49,169	$96,385	$273,403	$121,022

Free Cash Flow:
Cash flows from operating activities	$94,737	$49,712	$31,611	$152,457	$51,108
Less: Capital expenditures, net of proceeds from asset sales and insurance recoveries	(2,859)	(28,514)	(8,245)	(18,659)	(33,504)
Free Cash Flow	$91,878	$21,198	$23,366	$133,798	$17,604

Net Debt:
Long-term debt including current maturities	$361,722	$264,075	$227,257	$361,722	$264,075
Less: Cash and cash equivalents and restricted cash	(332,191)	(189,111)	(168,370)	(332,191)	(189,111)
Net Debt	$29,531	$74,964	$58,887	$29,531	$74,964